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                                  EXHIBIT 99.1

PRESS RELEASE

              TARGETED GENETICS' ACQUISITION OF RGENE THERAPEUTICS
                            APPROVED BY SHAREHOLDERS

         Acquisition expands Targeted Genetics' technology capabilities and product pipeline

         SEATTLE--June 19, 1996--Targeted Genetics Corporation (Nasdaq: TGEN) today announced that its agreement to acquire RGene Therapeutics, Inc. of The Woodlands, Texas has been approved by Targeted Genetics shareholders and the acquisition is effective immediately. RGene stockholders previously approved the acquisition.

         The acquisition of RGene by Targeted Genetics in a stock-swap buyout was announced on April 16, 1996, but was subject to approval by the companies' shareholders. Under terms of the merger agreement, Targeted Genetics acquires all outstanding shares of RGene stock in exchange for approximately 3.64 million unregistered shares of Targeted Genetics Common Stock.

         As a result of the merger, Targeted Genetics acquires proprietary non-viral gene delivery technology that complements the viral technologies the company currently has under development; a potential gene therapy product for the treatment of cancer that is already in Phase I clinical trials; and key relationships with leading scientists in the gene therapy field.

         "With the acquisition of RGene Therapeutics, Targeted Genetics gains a leading position in non-viral gene delivery, and becomes the only company with ongoing clinical trials using three different delivery systems: retroviral vectors, adeno-associated viral (AAV) vectors, and now non-viral vectors. This broad base of gene delivery systems can be used to address a broad spectrum of diseases," said H. Stewart Parker, Targeted Genetics president and chief executive officer. "Also, the acquisition brings together a critical mass of technology and know-how in the cancer field."

         Targeted Genetics is currently conducting two Phase I clinical trials examining the use of adeno-associated viral (AAV) vectors for the treatment of cystic fibrosis by in vivo delivery of the cystic fibrosis transmembrane regulator (CFTR) gene; and a
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Phase I trial examining the use of human immunodeficiency virus (HIV)-specific
CTLs to prevent the onset of full-blown AIDS in patients with HIV.

         Targeted Genetics Corporation develops gene and cell therapies for the treatment of certain acquired and inherited diseases. The company's principal focus is on in vivo adeno-associated virus (AAV) gene therapy, initially for cystic fibrosis; CTL immunotherapy for infectious diseases and cancer; and stem cell gene therapy.

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